UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2021

Expro Group Holdings N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1311 Broadfield Blvd., Suite 400 Houston, TX	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 463-9776

Frank’s International N.V.

Mastenmakersweg 1

1786 PB Den Helder, The Netherlands

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, €0.06 nominal value	FI(1)	New York Stock Exchange

(1)	Expro Group Holdings N.V. is expected to commence trading under the ticker symbol “XPRO” on October 4, 2021.

INTRODUCTORY NOTE

On October 1, 2021 (the “Closing Date”), Expro Group Holdings N.V., a public company organized under the laws of the Netherlands formerly named Frank’s International N.V. (the “Company”), completed its previously announced merger (the “Merger”) with Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Expro”), pursuant to the Agreement and Plan of Merger, dated March 10, 2021, by and among the Company, Expro, and New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (the “Merger Agreement”). It is expected that on October 4, 2021, the first trading day following the Closing Date, Company Common Stock (as defined below) will begin trading on a post-reverse split basis on the New York Stock Exchange (“NYSE”) under the new name and new ticker symbol “XPRO.”

Pursuant to the Merger Agreement, and as specified in the Plan of Merger, as of the effective time of the Merger as specified in the Plan of Merger (the “Effective Time”), each outstanding ordinary share of common stock, par value $0.01 per share, of Expro (“Expro Ordinary Shares”) was converted into the right to receive 1.2120 shares (the “Exchange Ratio”) of common stock, par value €0.06 per share, of the Company (“Company Common Stock”). The number of shares of Company Common Stock received by the former Expro shareholders was equal to 7.2720 multiplied by the one-for-six reverse stock split ratio.

At the Effective Time, each outstanding and unexercised option to purchase Expro Ordinary Shares granted under Expro’s 2018 Management Incentive Plan (the “Expro Equity Plan” and, each such option, an “Expro Share Option”), whether vested or unvested, was assumed by the Company and converted into an option (a “Company Stock Option”) to acquire shares of Company Common Stock (the “Option Conversion”). In connection with the Option Conversion, each Company Stock Option continues to be subject to substantially the same terms and conditions as were applicable to such Expro Share Option immediately prior to the Effective Time (including with respect to certain time-based vesting conditions, expiration date and exercise provisions), except that, in addition to certain other exceptions set forth in the Merger Agreement, (i) each Company Stock Option is exercisable for a number of shares of Company Common Stock determined by multiplying the number of Expro Ordinary Shares subject to such Expro Share Option as of immediately prior to the Effective Time by the Exchange Ratio, and (ii) the per share exercise price for each share of Company Common Stock issuable upon exercise of the Company Stock Option is equal to the exercise price per share of Expro Ordinary Shares under such Expro Share Option divided by the Exchange Ratio. In connection with the Option Conversion, the Company assumed the Expro Equity Plan; however, no further awards will be made thereunder.

Additionally, at the Effective Time, each restricted stock unit denominated in Expro Ordinary Shares, whether subject to time-based, performance-based or other vesting restrictions that was granted under the Expro Equity Plan and that was outstanding as of immediately prior to the Effective Time (each such award, an “Expro RSU Award”), whether vested or unvested, was accelerated and settled into the right to receive a number of shares of Company Common Stock (net of any applicable taxes and withholdings) equal to the product of the number of Expro Ordinary Shares subject to such Expro RSU Award and the Exchange Ratio.

In addition, at the Effective Time, in accordance with the terms of the warrant agreement between Expro and Cortland Capital Market Services LLC, dated as of February 5, 2018 (the “Expro Warrant Agreement”), and in accordance with the terms of each warrant to purchase Expro Ordinary Shares (collectively, the “Expro Warrants”) that was issued and outstanding immediately prior to the Effective Time, the Company executed a replacement warrant agreement that terminated the Expro Warrant Agreement and cancelled all Expro Warrants.

Further, pursuant to the Merger Agreement, at or prior to the Effective Time, the articles of association of the Company (the “Company Articles”) were amended (the “Company Amended Articles”) to increase the total authorized capital stock of the Company from 798,096,000 shares of Company Common Stock to 1,200,000,000 shares of Company Common Stock (200,000,000 shares of Company Common Stock on a post-reverse split basis)

and to effect certain other amendments to the Company Articles contemplated by the Merger Agreement. The foregoing description of the Company Amended Articles does not purport to be complete and is qualified in its entirety by reference to the Company Amended Articles, which are attached as Exhibit 3.1 hereto.

The foregoing description of the Merger Agreement and the Transactions does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 hereto.

For additional information about the Merger Agreement and the transactions contemplated thereby, including the Merger, please read the Company’s proxy statement/prospectus dated August 5, 2021 filed by the Company with the Securities and Exchange Commission on August 6, 2021 (the “Proxy Statement/Prospectus”).

Item 1.01	Entry into a Material Definitive Agreement

New Credit Facility

In connection with the Merger, on October 1, 2021, the Company and certain of its subsidiaries, including Exploration and Production Services (Holdings) Limited and Expro Holdings US Inc., as borrowers, entered into a senior secured revolving credit facility (the “New Credit Facility”) with DNB Bank ASA, London Branch, as agent, and other financial institutions as lenders with total commitments of $200.0 million, of which $130.0 million (“Facility A”) is available for cash drawings and $70.0 million is available for letters of credit. Subject to the terms of the New Credit Facility, the Company has the ability to increase the commitments to $250.0 million. Proceeds of the New Credit Facility may be used for general corporate and working capital purposes. The New Credit Facility replaces the Existing Credit Facility (as defined below) and the senior secured revolving facility of the Expro group, which both terminated on October 1, 2021 in connection with the Merger.

All obligations under the New Credit Facility are guaranteed jointly and severally by the Company and certain of the Company’s subsidiaries incorporated in the United States, England and Wales, the Netherlands, Norway, Hungary, Australia, Cyprus, the Cayman Islands and Guernsey. Going forward, the guarantors must comprise at least 80% of the EBITDA and 70% of the consolidated assets of the Company and its subsidiaries, as well as subsidiaries individually representing 5% or more of the EBITDA or assets of the group, subject to customary exceptions and exclusions. In addition, the obligations under the New Credit Facility are secured by first priority liens on certain assets of the borrowers and guarantors, including pledges of equity interests in certain of the Company’s subsidiaries, including all of the borrowers and subsidiary guarantors, material operating bank accounts, intercompany loan receivables and, in jurisdictions where customary, including the United States, England and Wales, Australia and the Cayman Islands, substantially all of the assets and property of the borrowers and guarantors incorporated in such jurisdictions, in each case subject to customary exceptions and exclusions.

Borrowings under the New Credit Facility bear interest at a rate per annum of LIBOR, subject to a 0.00% floor, plus an applicable margin of 3.75% for cash borrowings or 3.00% for letters of credit. A 0.75% per annum fronting fee applies to letters of credit, and an additional 0.25% or 0.50% per annum utilization fee is payable on cash borrowings to the extent one-third or-two-thirds, respectively, or more of Facility A commitments are drawn. The unused portion of the New Credit Facility is subject to a commitment fee of 30% per annum of the applicable margin. Interest on loans is payable at the end of the selected interest period, but no less frequently than semiannually. The Company and its subsidiaries paid certain customary fees and expenses in connection with the New Credit Facility.

The New Credit Facility contains various undertakings and affirmative and negative covenants which limit, subject to certain customary exceptions and thresholds, the Company and its subsidiaries’ ability to, among other things, (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments, acquisitions, or loans and create or incur liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The New Credit Facility also requires the Company to maintain (i) a minimum cashflow cover ratio of 1.5 to 1.0 based on the ratio of cashflow to debt service, (ii) a minimum interest cover ratio of 4.0 to 1.0 based on the ratio of EBITDA to net finance charges and (iii) a maximum senior leverage ratio of 2.25 to 1.0 based on the ratio of total net debt to EBITDA, in each case tested quarterly on a last-twelve-months basis, subject to certain exceptions. In addition, the aggregate capital expenditure of the Company and its subsidiaries cannot exceed 110% of the forecasted amount in the relevant annual budget, subject to certain exceptions. If the Company fails to perform its obligations under the agreement that results in an event of default, the commitments under the New Credit Facility could be terminated and any outstanding borrowings under the New Credit Facility may be declared immediately due and payable. The New Credit Facility also contains cross-default provisions that apply to the Company and its subsidiaries’ other indebtedness.

The foregoing description of the New Credit Facility is qualified in its entirety by reference to the full text of the New Credit Facility, which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Long-Term Incentive Plan

The description of the Expro Group Holdings N.V. Long-Term Incentive Plan (f/k/a the Frank’s International N.V. 2013 Long-Term Incentive Plan) (the “LTIP”) provided below under Item 5.02 is incorporated in this Item 1.01 by reference. A copy of the LTIP is attached as Exhibit 10.10 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Merger, on October 1, 2021, the Company terminated that certain Credit Agreement, dated November 5, 2018, by and among the Frank’s International Management B.V., a private limited liability company organized and existing under the laws of the Netherlands, Frank’s International C.V., a Dutch limited liability partnership organized under the laws of the Netherlands (“FICV”), Frank’s International, LLC, a Texas limited liability company, and Blackhawk Group Holdings, LLC, a Delaware limited liability company, as borrowers, certain subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A (the “Existing Credit Facility”).

In connection with the Merger Agreement, the Company, FICV, and Mosing Holdings, LLC, a Delaware limited liability company (“Mosing Holdings”), entered into that certain Amended and Restated Tax Receivable Agreement, dated as of March 10, 2021 (the “A&R TRA”), that amended and restated that certain Tax Receivable Agreement, dated as of August 14, 2013, by and among the Company, FICV, and the predecessor entity to Mosing Holdings (the “Original TRA”). Pursuant to the A&R TRA, on October 1, 2021, the Company made a payment of $15 million cash to settle the early termination payment obligations that would otherwise be owed to Mosing Holdings under the Original TRA. The A&R TRA also provides for other contingent payments to be made by the Company to Mosing Holdings in the future in the event the Company realizes cash tax savings from tax attributes covered under the Original TRA during the ten year period following October 1, 2021 in excess of $18,057,000.

For additional information about the A&R TRA and the transactions contemplated thereby, please read the Proxy Statement/Prospectus.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.02 of this Current Report on Form 8-K is incorporated into this Item 2.04 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers and Directors

On October 1, 2021, Michael Kearney departed as President and Chief Executive Officer of the Company, Melissa Cougle departed as Senior Vice President and Chief Financial Officer and principal accounting officer of the Company, John Symington departed as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of the Company and Steven Russell departed as Senior Vice President of Operations of the Company. Mr. Kearney will continue as the Company’s Chairman of the Board of Directors (the “Board”), Ms. Cougle and Mr. Symington will continue as non-executive officer employees of the Company, and Mr. Russell will continue as the Company’s Chief Technology Officer.

On October 1, 2021, Michael E. McMahon, Kirkland D. Mosing, Melanie M. Trent, Alexander Vriesendorp, Erich L. Mosing, and L. Don Miller departed as directors of the Company’s Supervisory Board of Directors and Steven Russell, Melissa Cougle and John Symington departed as directors of the Company’s Management Board of Directors.

Appointment of Executive Officers

On October 1, 2021, the Board appointed Michael Jardon as President and Chief Executive Officer of the Company, Quinn P. Fanning as Chief Financial Officer of the Company, Michael Bentham as principal accounting officer of the Company, Alistair Geddes as Chief Operating Officer of the Company, Steven Russell as Chief Technology Officer of the Company, and Nigel Lakey as Senior Vice President, Portfolio Advancement of the Company.

Mr. Jardon, age 51, was appointed Chief Executive Officer of Expro in April 2016, after five years as Expro’s Chief Operating Officer. Prior to joining the company, he was Vice President Well Testing and Subsea responsible for North and South America at Schlumberger and held senior roles in wireline, completions, well testing and subsea from 1992 until 2008. He held a variety of assignments throughout North America, South America and the Middle East. He spent three years with Vallourec as President of North America, leading the commercial activities across North America, directing global research and development, as well as managing sales and strategy for the region. He holds a Bachelor of Science degree in Mechanical Engineering and Mathematics from Colorado School of Mines.

The Company has entered into an employment agreement with Mr. Jardon (the “Jardon Agreement”) pursuant to which Mr. Jardon will serve as President and Chief Executive Officer of the Company, commencing October 1, 2021. The Jardon Agreement provides for, among other things, (i) an initial annual base salary of

$1,000,000, (ii) an expected target bonus opportunity of 125% of base salary, prorated for 2021 based on the portion of the year that Mr. Jardon is employed pursuant to the Jardon Agreement following the Closing Date, (iii) a one-time retention equity award valued at approximately $1,475,000, which was granted 60% in the form of performance-based restricted stock units (“RSUs”) and 40% in the form of time-based RSUs, and (iv) an initial equity award in lieu of a grant for the 2022 calendar year valued at approximately $3,500,000, which was granted 60% in the form of performance-based RSUs and 40% in the form of time-based RSUs.

In addition to the foregoing, the Jardon Agreement provides that if Mr. Jardon is terminated by the Company without “Cause” or resigns for “Good Reason” (each such term as defined in the Jardon Agreement), Mr. Jardon will be eligible to receive the following benefits, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company and his continued compliance with the confidentiality, intellectual property, non-competition, non-solicitation and non-disparagement covenants set forth in the Jardon Agreement:

•

Cash severance equal to 2.0 times the sum of (i) the highest base salary in effect for Mr. Jardon during the six-month period ending immediately prior to the date on which his employment is terminated (the “Termination Date”) and (ii) the average of the annual bonuses received by Mr. Jardon for the two years immediately preceding the Termination Date (or if two annual bonuses have not yet been received by Mr. Jardon as of the Termination Date, the annual bonus received by Mr. Jardon for the year preceding the Termination Date, annualized to the extent necessary), payable in ten substantially equal monthly installments;

•	Payment of any earned but unpaid annual bonus for the year immediately preceding the year in which the Termination Date occurs;

•	A lump sum cash payment equal to $12,500 in consideration of the cost of health care continuation; and

•	Reimbursement of up to $7,500 in outplacement assistance benefits procured by Mr. Jardon within 12 months following the Termination Date.

The Jardon Agreement further provides that if Mr. Jardon is terminated by the Company without Cause or for Good Reason within the 24 months following a “Change in Control” (such term as defined in the Jardon Agreement), Mr. Jardon will be eligible to receive the following benefits, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company and his continued compliance with the confidentiality, intellectual property, non-competition, non-solicitation and non-disparagement covenants set forth in the Jardon Agreement:

•

Cash severance equal to 3.0 times the sum of (i) the highest base salary in effect for Mr. Jardon during the six-month period ending immediately prior to the Termination Date or the date of the Change in Control, whichever results in the greater amount (the “CIC Base Salary”), and (ii) the product of (x) the highest target bonus percentage in place for Mr. Jardon during the year in which the Termination Date occurs and (y) the CIC Base Salary, payable in ten substantially equal monthly installments;

•	Payment of a pro-rata portion of the target annual bonus that would have been earned for the year in which the Termination Date occurs, based on the number of days employed during such year;

•	A lump sum cash payment equal to $22,500 in consideration of the cost of health care continuation;

•

Accelerated vesting of any outstanding equity awards, with vesting of any performance-based equity awards determined based on the greater of (x) actual performance as of the Termination Date and (y) target performance at the 100% target payout level; and

•	Reimbursement of up to $15,000 in outplacement assistance benefits procured by Mr. Jardon within 12 months following the Termination Date.

Mr. Fanning, age 58, was appointed Chief Financial Officer for Expro in October 2019. Mr. Fanning has more than 25 years’ experience in financial leadership and general management through his time as Chief Financial Officer of both a publicly traded and privately held company and as an investment banker. Prior to joining Expro, Mr. Fanning was Executive Vice President and Chief Financial Officer of Tidewater Inc. from 2008 to 2019, where he played a leadership role in successfully completing Tidewater’s financial restructuring and its business combination with GulfMark Offshore, Inc. Prior to joining Tidewater, Mr. Fanning was a Managing Director with Citigroup Global Markets, Inc. where he was responsible for senior client coverage and executing a wide variety of M&A, strategic advisory and capital markets transactions across all sectors of the global energy complex. Mr. Fanning holds a Bachelor of Business Administration from the University of Notre Dame and a Master of Business Administration from the University of Chicago Graduate School of Business.

Mr. Bentham, age 59, was appointed Expro’s Principal Accounting Officer and Vice President of Finance in October 2019. Prior to that, Mr. Bentham served as Expro’s Chief Financial Officer from July 2017 to October 2019. Mr. Bentham has more than 30 years’ experience working in a variety of finance roles in the oilfield sector, having spent 23 years in various international roles in the finance and treasury functions at Schlumberger NV. Mr. Bentham holds a degree in Accounting and Finance from the University of Northumbria and is a Fellow of the Chartered Institute of Management Accountants UK.

The Company has entered into offer letters with each of Mr. Fanning and Mr. Bentham (the “Fanning Offer Letter” and the “Bentham Offer Letter,” respectively) pursuant to which Mr. Fanning will serve as Chief Financial Officer of the Company and Mr. Bentham will serve as Principal Accounting Officer of the Company, in each case commencing as of October 1, 2021. Mr. Fanning’s letter agreement provides for, among other things, (i) an initial annual base salary of $450,000, (ii) an expected target bonus opportunity of 100% of base salary, (iii) an initial equity award valued at approximately $2,000,000 which was granted in the form of time- and performance-based RSUs; and (iv) participation in the Company’s Executive Retention and Severance Plan and Executive Change-in-Control Severance Plan. Mr. Bentham’s letter agreement provides for, among other things, (i) an initial annual base salary of $310,000, (ii) an expected target bonus opportunity of 50% of base salary; (iii) an initial equity award valued at approximately $448,800 which was granted in the form of time- and performance-based RSUs; and (iv) participation in the Company’s Executive Retention and Severance Plan and Executive Change-in-Control Severance Plan.

Mr. Geddes, age 59, joined Expro in 2011 as President for Strategy, Resource Development & Support, before being appointed to Executive Vice President, responsible for Product Lines, Technology, Resource Development and Business Development in 2014. In 2019, Mr. Geddes was appointed Chief Operating Officer, responsible for Region Operations, Group Business Development, Group HR and Group HSEQ. Mr. Geddes has spent 35 years in the oil and gas industry, having started his career with BP and has held senior management roles at ExxonMobil, BG Group and Weatherford International. Mr. Geddes has a Bachelor of Science degree in Chemical Engineering from Heriot Watt University, Edinburgh.

Expro North Sea Ltd, a subsidiary of Expro, entered into a service contract with Mr. Geddes effective October 1, 2021 (the “Geddes Contract”), which provides for, among other things, (i) an annual base salary of £420,000, (ii) participation in the Company’s Executive Retention and Severance Plan and Executive Change-in-Control Severance Plan, (iii) a monthly car allowance of £636.67, (iv) an additional monthly payment equal to 20% of base salary in lieu of pension scheme contributions, and (v) standard restrictive covenants, including confidentiality, intellectual property assignment, non-competition and non-solicitation covenants.

The Company has entered into an Employment Assignment Letter with Mr. Russell effective October 1, 2021 (the “Russell Letter”), which provides for, among other things, (i) an initial annual base salary of $425,000, (ii) an expected target bonus opportunity of 100% of base salary, (iii) an initial equity award valued at approximately $975,000, which will be granted in the form of time- and performance-based RSUs; and (iv) participation in the Company’s Executive Retention and Severance Plan and Executive Change-in-Control Severance Plan.

The Company has entered into an Employment Assignment Letter with Mr. Lakey effective October 1, 2021 (the “Lakey Letter”), which provides for, among other things, (i) an initial annual base salary of $365,000, (ii) an expected target bonus opportunity of 75% of base salary, (iii) an initial equity award valued at approximately $465,000, which will be granted in the form of time- and performance-based RSUs; and (iv) participation in the Company’s Executive Retention and Severance Plan and Executive Change-in-Control Severance Plan.

The foregoing descriptions of the Jardon Agreement, the Fanning Offer Letter, the Bentham Offer Letter, the Geddes Contract, the Russell Letter and the Lakey Letter are qualified in their entirety by reference to the full text of such arrangements, which are attached as Exhibits 10.3, 10.4, 10.5, 10.6, 10.7, and 10.8, respectively, to this Current Report on Form 8-K.

Appointment of Directors

On October 1, 2021, the Board confirmed the appointments authorized at the General Meeting of the Shareholders of the Company held on September 10, 2021, appointing the following persons as directors of the Company: Michael Kearney, Michael Jardon, Eitan Arbeter, Alan Schrager, Lisa Troe, Brian Truelove, Eileen Whelley, Keith Mosing and Robert Drummond. Mr. Arbeter and Mr. Schrager were appointed pursuant to a director nomination agreement entered into in connection with the Merger Agreement between the Company and certain shareholders of the Company and Expro, the form of which is attached hereto as Exhibit 10.9.

Ms. Troe, Mr. Truelove and Ms. Whelley have been appointed to serve on the Company’s audit committee. Mr. Drummond, Mr. Arbeter and Ms. Whelley have been appointed to serve on the Company’s compensation committee. Mr. Truelove, Ms. Troe and Mr. Drummond have been appointed to serve on the Company’s nominating and governance committee.

In connection with the consummation of the Merger, the Board approved a new non-employee director compensation program. Pursuant to this program, non-employee director compensation is determined by the Board at the recommendation of the Compensation Committee. In consultation with the Company’s compensation consultant, the Compensation Committee has recommended that all non-executive directors receive an annual retainer of $75,000, and committee chairs and members receive an additional annual retainer. The Compensation Committee has also recommended that all non-employee directors receive an annual RSU grant equal to $150,000. The director compensation program is described in more detail in the Proxy Statement/Prospectus.

Long-Term Incentive Plan

In connection with the consummation of the Merger, the Board approved an amendment and restatement of the LTIP. Among other ministerial changes to reflect the Company’s reverse stock split and the Merger, the amendment and restatement of the LTIP provides for the assumption of shares remaining available for delivery under the Expro Equity Plan as of immediately prior to the Effective Time (as appropriately adjusted to reflect the Merger) such that such shares shall be available for awards under the LTIP in accordance with NYSE listing rules to individuals who were not employed immediately before the Effective Time by the Company or its subsidiaries through February 4, 2028, the otherwise applicable expiration date of the Expro Equity Plan.

The foregoing description of the amendment and restatement of the LTIP is qualified in its entirety by reference to the full text of the Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated, which is attached as Exhibit 10.10 to this Current Report on Form 8-K.

Inducement Grants

In connection with the consummation of the Merger, the Company granted restricted stock unit (“RSU”) awards to certain employees of Expro or its subsidiaries, including Messrs. Jardon, Fanning, Bentham and Geddes, representing an aggregate of 645,139 shares of Company Common Stock assuming target performance levels are achieved (the “Inducement Grants”). The Inducement Grants consist of: (i) time-based RSUs representing the right to receive up to 330,553 shares of Company Common Stock, which vest in three installments on February 22, 2023, February 22, 2024 and February 22, 2025, and (ii) performance-based RSUs representing the right to receive up to 314,587 shares of Company Common Stock (assuming performance is achieved at target performance levels), which vest based on the Company’s relative total stockholder return performance over a performance period that runs from October 1, 2021 through December 31, 2024 and may be earned at 0% to 200% of target. Mr. Jardon was granted 113,062 time-based RSUs and 169,593 performance-based RSUs; Mr. Fanning was granted 68,178 time-based RSUs and 45,452 performance-based RSUs; Mr. Bentham was granted 15,299 time-based RSUs and 10,199 performance-based RSUs; and Mr. Geddes was granted 61,360 time-based RSUs and 40,907 performance-based RSUs.

The Inducement Grants have been approved by the Compensation Committee of the Board of Directors. The Inducement Grants were issued outside of the LTIP as inducement grants in accordance with NYSE Rule 303A.08.

The foregoing description of the Inducement Grants is qualified in its entirety by reference to the full text of the form of time- and performance-based Inducement Grant award agreements, which will be attached as exhibits to the Company’s forthcoming Form S-8 filing.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference. For additional information about the amendments to the Company Articles, please read the Proxy Statement/Prospectus.

Item 7.01	Regulation FD Disclosure.

On October 1, 2021, the Company issued a press release with an infographic announcing the consummation of the Merger. A copy of the press release is attached as Exhibit 99.1 hereto.

On October 1, 2021, the Company also posted an investor overview presentation on its company website, www.expro.com, under “Investor Relations.” The Company expects to post investor presentation materials on its website from time to time in the future.

In addition, on October 1, 2021, the Company launched an Interactive Analyst Center on its website, www.expro.com, under “Investor Relations.” The Interactive Analyst Center is designed to enable investors and analysts to easily view, chart and download the Company’s historical pro forma financials and operating metrics.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The Company intends to file the financial statements of the Company required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 10, 2021, by and among Frank’s International N.V., New Eagle Holdings Limited and Expro Group Holdings International Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 11, 2021).

3.1	Deed of Amendment to Articles of Association of Expro Group Holdings N.V., dated October 1, 2021.

10.1	Closing Agreement, dated as of September 10, 2021, by and among Frank’s International N.V., New Eagle Holdings Limited and Expro Group Holdings International Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 15, 2021).

10.2	Revolving Facility Agreement, dated as of October 1, 2021, by and among, inter alios, Expro Group Holdings N.V., as parent, Exploration and Production Services (Holdings) Limited and Expro Holdings US Inc., as borrowers, the guarantors party thereto, the lenders party thereto and DNB Bank ASA, London Branch, as agent.

10.3	Amended and Restated Executive Employment Agreement, dated as of October 1, 2021, by and between Expro Americas, LLC, Expro Group Holdings N.V., and Michael Jardon.

10.4	Letter agreement, dated September 20, 2021, with Quinn Fanning.

10.5	Letter agreement, dated September 20, 2021, with Michael Bentham.

10.6	Service Agreement, dated as of September 30, 2021, by and between Expro North Sea Ltd and Alistair George Sinclair Geddes.

10.7	Employment Assignment Letter, dated September 20, 2021, with Steven Russell.

10.8	Employment Assignment Letter, dated September 20, 2021, with Nigel Lakey, and Letter Agreement, dated September 20, 2021, with Nigel Lakey.

10.9	Form of Director Nomination Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 11, 2021).

10.10	Expro Group Holdings N.V. Long-Term Incentive Plan, as Amended and Restated.

99.1	Press Release, dated October 1, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRO GROUP HOLDINGS N.V.

Date: October 1, 2021	By:	/s/ John McAlister
Name: John McAlister
Title: General Counsel & Secretary